THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED OR TRANSFERRED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.

UNSECURED CONVERTIBLE PROMISSORY NOTE

(“Note”)

Principal Amount:	___________, California
$______	_____________, 200_

FOR VALUE RECEIVED, the undersigned, FIIC, Inc., a Delaware corporation (the “Maker”), promises to pay to the order of ___________________ (the “Holder”), at_______________, California ________, or at such other place as Holder may designate in writing, the principal amount of _____________________ ($___________) in lawful money of the United States of America, in local funds, plus simple interest thereon from the date hereof on the aggregate unpaid principal amount until such amount is paid in full at the annual rate of ____ percent (_____%) (calculated on the basis of a 365 or 366 day year as applicable and actual days elapsed or until the Note is converted as provided below). Principal amount and accrued interest shall be due and payable on or before _____________, 200_ (the “Due Date”). All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made to Holder without set-off or counterclaim and free and clear of and without any deductions of any kind.

The entire amount of outstanding principal and accrued interest on this Note shall be convertible at any time at the Option of the Holder and shall automatically convert into shares of the Maker’s Common Stock at the close of the Maker’s next equity financing, whether in a single transaction or a series of related transactions, yielding gross proceeds to the Maker of at least $2,000,000 in the aggregate (the “Next Equity Financing”). The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus accrued interest by (ii) a $____ price per share of the Common Stock, rounded to the nearest whole share. If automatically converted, the issuance of such shares upon such conversion shall be upon the terms and subject to the conditions applicable to the Next Equity Financing.

Upon any conversion as set forth above, the Note shall cease to represent the indebtedness of the Maker stated therein and the sole right of the Holder shall be to receive certificates evidencing the Common Stock to which the Holder is entitled. Upon any such conversion, the Holder agrees to promptly surrender to the Maker this Note. Fractional shares shall not be issued and fractions shall be settled in cash based upon the Purchase Price or the price per share of the Common Stock, as the case may be.

Prepayment of the total amount of principal and accrued interest due on this Note is permitted and without penalty; however, prepayment of less than the total amount of principal and accrued interest due on this Note is not permitted without the express written consent of the Holder is not permitted.

As further consideration for this Note, the Maker shall deliver to the Holder a Common Stock Purchase Warrant in the form attached hereto as Exhibit A.

The Maker will take all necessary corporate action and obtain all necessary government consents and approvals to authorize the issuance of this Note and, prior to the conversion hereof, the shares of Common Stock issuable upon conversion of this Note. If, at any time, the number of authorized but unissued shares of the Maker's Common Stock shall be insufficient to effect the conversion of this Note, then the Holder will take such corporate action as may be necessary to increase its authorized but unissued shares to such number as shall be sufficient for such purpose.

All Common Stock issued upon the conversion of this Note shall be validly issued, fully paid and non assessable.

This Note does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Maker. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the holder, shall cause such holder to be a stockholder of the Maker for any purpose.

The Holders acknowledges that this Note and the Common Stock issuable upon its conversion have not been registered or qualified under federal or state securities laws.

It is understood that the term, “Holder,” as used herein, includes any successor thereto. The rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors and assigns, heirs, administrators and transferees of the parties.

The Maker and all endorsers, sureties and guarantors, jointly and severally, waive all presentments, demands for performance, notices of nonperformance, protests, notices of protest and notices of dishonor in connection with the delivery, acceptance, performance and enforcement of this Note.

This Note is made in accordance with and shall be construed under the laws of the State of California (without giving effect to the conflict of law principles thereof).

The Maker agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, reasonable attorneys’ fees and expenses.

This Note is executed as of the date set forth above.

MAKER: FIIC, Inc.

By:
James W. France,
President and Chief Executive Officer

Address: 1585 Bethel Road, 1st Floor
Columbus, Ohio 43220

AGREED TO AND ACCEPTED:
PAYEE:

By:____________________________
Name:__________________________
Title:___________________________
Address:________________________
_____________________
_____________________